Exhibit (p)(24)
GRISANTI BROWN & PARTNERS LLC

CODE OF ETHICS AND POLICY ON INSIDER TRADING

April 2006
As Revised July 2007 & October 2009

Grisanti Brown & Partners LLC (the “Firm”) and its Principals and employees (“Supervised Persons”) have a fiduciary duty to place the interests of our clients first.  The Firm also values its good reputation and integrity. As a result, the Firm expects all Supervised Persons to place the Firm and our clients above their own self-interest and to conduct themselves with the highest standards of ethical conduct.  Supervised Persons are expected to avoid any actual or potential conflicts of interest or the appearance of a conflict of interest, and are expected not to abuse the Firm’s and the Supervised Person’s position of trust and responsibility.

The Firm has adopted this Code of Ethics and Policy on Insider Trading (the “Code of Ethics”) in order to provide rules governing (i) Supervised Persons’ conduct at work and under what conditions they may engage in certain activities outside of their employment with the Firm, (ii) under what conditions Supervised Persons and their Affiliated Persons1 may effect personal securities (as defined in section D.1.) transactions and (iii) how Supervised Persons should conduct themselves when in possession of non-public (inside) information.

The Firm will provide each Supervised Person and each new Supervised Person with a copy of this Code of Ethics and any amendments to it.

A. Duties of Chief Compliance Officer

The Firm has appointed Ms. Susan Grant as its Chief Compliance Officer.  It is the Chief Compliance Officer’s responsibility to administer the Code of Ethics (see also section I.). Any questions or concerns (including violations) with regard to the Code of Ethics should be promptly brought to the attention of the Chief Compliance Officer.

1 Affiliated Person =

(a)	The Supervised Person’s spouse and/or minor children;
(b)	Any other persons living in the same household as the Supervised Person;
(c)
A trust of which a Supervised Person or a person described in category (a) or (b) is a trustee, the settlor (if the settlor has the ability to direct the terms of the trust once created) or a person with full or partial investment control and a beneficiary is either a Supervised Person or a person described in category (a) or (b);

(d)
A partnership or other entity that is controlled (either wholly or in part) or owned (5% or over) by the Supervised Person or a person described in category (a) or (b), or in which a Supervised Person or a person described in category (a) or (b) have or share investment control; or

(e)	Any other person or entity deemed to be an Affiliated Person by the Firm’s Chief Compliance Officer.

Notwithstanding anything to the contrary herein, the Chief Compliance Officer, or in her absence the person authorized to take her place (see below), (i) may refuse to authorize a personal transaction that is permitted by this Code of Ethics when she determines that such transaction would be inappropriate under the circumstances and (ii) may approve a personal transaction that is proscribed by this Code of Ethics or that is not described herein when she determines that such transaction would not be adverse to the interests of the Firm’s clients and does not create an actual or potential conflict of interest or the appearance of a conflict of interest, provided that (a) the Chief Compliance Officer or other authorized person may only waive provisions of the Code of Ethics that are not required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Act”) or Rule 17j-1 of the Investment Company Act of 1940 (the “Investment Company Act”)2 and (b) the basis for such action is set forth in a writing maintained in the Firm’s files.

In addition, regardless of prior authorization, the Chief Compliance Officer may decide that the Supervised Person or Affiliated Person transaction should be rebooked to the Firm’s error account.

The Chief Compliance Officer may act through a designee if and to the extent permitted under the Act and as she deems appropriate.

In the temporary absence of the Chief Compliance Officer, and with respect to the transactions and reports of the Chief Compliance Officer, Mr. Christopher Grisanti (or in his absence, another principal of the Firm) shall, in all respects except as to the recordkeeping requirements set forth in this Code of Ethics, act as the Chief Compliance Officer.

B. Duties of Supervised Persons

Each Supervised Person of the Firm shall act on the Firm’s behalf in a manner that complies with all laws and regulations under which the Firm must operate, including, without limitation, the federal securities laws.3

Non-public information regarding the Firm and its businesses, employees, clients, suppliers, or vendors is confidential, and, except in connection with the performance of their duties at the Firm, Supervised Persons may neither disclose such information nor use it for trading in securities or for other personal gain during the time that they are, or after the time when they ceased to be, Supervised Persons.

2 References to the Investment Company Act in this Code of Ethics are applicable so long as the Firm manages a registered investment company or a series thereof.
3 As used in this Code of Ethics, “federal securities laws” means the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act (1999) (privacy), the Bank Secrecy Act and any rules adopted under any of these statutes.

Any Supervised Person who becomes aware, either directly or indirectly, of a violation of the Code of Ethics or of a related law or rule must report the violation promptly to the Firm’s Chief Compliance Officer.

Each Supervised Person of the Firm will be required to read, agree to abide by and acknowledge receipt of the Firm’s Code of Ethics, including amendments thereto.

In addition, Supervised Persons will be required to submit quarterly reports regarding personal securities transactions, as well as an annual report disclosing securities holdings, on behalf of themselves and their Supervised Persons (see section E.). All Supervised Persons must also promptly comply with any other annual compliance certification procedures established by the Firm.

New Supervised Persons shall receive a copy of this Code of Ethics and shall be required to read, agree to abide by and acknowledge receipt of the Code of Ethics promptly after they have become Supervised Persons.

C. Code of Conduct

All personal securities transactions must be conducted in compliance with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest, any appearance of a conflict of interest or any abuse of a Supervised Person’s position of trust and responsibility. Supervised Persons must resolve any doubt as to the meaning of this Code of Ethics in favor of the highest standards of ethical conduct.

The Firm and its Supervised Persons may not engage in any manipulative practices. This includes such practices as “portfolio pumping” or “window dressing,” as described more fully in the Firm’s Compliance Manual. The Firm and its Supervised Persons may not employ any means that would operate to defraud a client, or make any untrue statement of a material fact to a client or omit to state to a client a material fact necessary in order to make a statement not misleading.

This Code of Ethics does not attempt to identify all possible ethical requirements, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates the Firm’s fiduciary duty to its advisory clients.

The Firm encourages Supervised Persons to consult in advance with the Chief Compliance Officer regarding any question concerning the propriety or reasonableness of a prospective transaction governed by this Code of Ethics.

D. Personal Securities Transactions

The Act and the Investment Company Act impose a fiduciary duty upon the Firm, which means that the Firm and its Supervised Persons owe the Firm’s clients a duty of loyalty and a duty of care. While the Firm permits its Supervised Persons and their Affiliated Persons to engage in personal securities transactions, the Firm recognizes that this involves the potential for conflicts of interest.

In general, Supervised Persons and their Affiliated Persons may not purchase or sell securities for their own account prior to the Firm recommending such securities to, or purchasing/selling such securities for, its clients if such purchase or sale might disadvantage clients in terms of the price of the security (referred to as front-running).

Furthermore, Supervised Persons and their Affiliated Persons may not misappropriate a client’s investment opportunity, which means, by way of illustration, that a Supervised Person may not purchase or sell securities for his or her own account if such purchase or sale would preclude or hinder the Firm’s clients from purchasing or selling securities that the Firm would have otherwise recommended to or purchased or sold for them.

Supervised Persons and their Affiliated Persons are discouraged from short-term trading, namely the purchase and sale, or sale and purchase, of the same or an equivalent security within 60 calendar days.  The Chief Compliance Officer may, at her discretion, prohibit such a transaction or require the profits from such trading to be disgorged.  A written record of the Chief Compliance Officer’s consideration and determination regarding any possible short-term trading will be maintained.

In addition, the Firm has established the following guidelines and restrictions with respect to personal securities transactions.

1.
Supervised Persons and their Affiliated Persons may generally have accounts holding securities, as defined below, either at the Firm or elsewhere, provided that (a) these accounts are promptly reported to the Chief Compliance Officer and (b) they promptly instruct the broker or custodian carrying the account to send duplicate copies of all statements and transaction confirmations to the attention of Ms. Susan Grant, Chief Compliance Officer, at Grisanti Brown & Partners LLC.  A copy of the instruction letter also should be provided to the Chief Compliance Officer.

(a) “Securities” include: equity securities, debt securities, securities of Reportable Funds,4 certain derivatives, and options (except options on futures).

(b) “Securities” also include: securities that are being offered in an initial public offering and securities to be acquired in a private offering pursuant to Regulation D or Sections 4(2) or 4(6) of the Securities Exchange Act, including private hedge funds and private equity funds.

4 For purposes of this Code of Ethics, a “Reportable Fund” means any registered investment company (i.e., a mutual fund, a unit investment trust, a closed-end fund or an exchange-traded fund) (i) for which the Firm serves as an investment adviser or sub-investment adviser, or (ii) whose investment adviser or principal underwriter controls, is controlled by or is under common control with the Firm (as “control” is defined in Section 2(a)(9) of the Investment Company Act).

(c) “Securities” do not include: non-Reportable securities as defined in section E.5.

2.
No Supervised Person or his/her Affiliated Person may effect a personal securities transaction unless specifically authorized by the Chief Compliance Officer in advance of the transaction. A written record of such request and the Chief Compliance Officer’s response will be maintained.

(a) A Supervised Person or his/her Affiliated Person has five (5) business days from the Chief Compliance Officer’s authorization to effect such a transaction.

3.
Supervised Persons and their Affiliated Persons may only execute a personal transaction on a day when, to the actual knowledge of such Supervised Person, the Firm does not have a trade pending for the accounts of its clients in that same Security, unless (i) the client trades have been fully executed or withdrawn or (ii) the personal transaction is aggregated with the client transactions. The decision whether to aggregate transactions will be made by the trader, in light of the requirement that client transactions may not be disadvantaged and in conjunction with the provisions of sections C., D. and F. The trader may consult with the Chief Compliance Officer in reaching her determination.

4.
Supervised Persons and their Affiliated Persons may not effect any transaction in a security (including but not limited to short selling and the use of put and call options) that (i) has an economic effect opposite to a discretionary client transaction on the same day or (ii) has an economic effect opposite to the portfolio holding of any client, unless prior to any such transaction, the Supervised Person makes such a request to the Chief Compliance Officer, specifying the reasons and justification for such a transaction, and the Chief Compliance Officer authorizes the transaction based upon a determination that the transaction does not disadvantage the client, or create a real or potential conflict of interest or the appearance of a conflict of interest.  A written record of such request and the Chief Compliance Officer’s response will be maintained.

5.	Neither the Firm nor any of its Supervised Persons may purchase a security from or sell a security to a client.

6.	Supervised Persons are prohibited from, either directly or indirectly:

A.
Investing in any business, partnership, sole proprietorship, or joint venture which directly or indirectly competes with services provided by the Firm, except where such an investment represents passive and insignificant ownership in a publicly traded company; in that case, the making of any such investment is subject to this Code of Ethics.

B.
(1) Investing in the securities of a supplier or vendor of the Firm except where (i) such an investment represents passive and insignificant ownership in a publicly traded company and (ii) the Supervised Person does not participate or is not expected to participate in or is not responsible for decisions involving business transactions with the supplier or vendor.  The making of any such investment is subject to this Code of Ethics.

(2) If a Supervised Person has an existing investment in the securities of a supplier or vendor of the Firm and participates or is expected to participate in or is responsible for decisions involving business transactions with the supplier or vendor, the Supervised Person shall promptly disclose the investment to the Firm’s Chief Compliance Officer and shall refrain from participation in such decisions unless expressly authorized in advance in writing by the Firm’s Chief Compliance Officer.

E. Reporting

1.	Each Supervised Person of the Firm must submit to the Firm’s Chief Compliance Officer:

A.
A quarterly report form regarding all Reportable Transactions, as defined below, effected by the Supervised Person and all of his/her Affiliated Persons during the prior quarter. The report must be submitted within 30 days after the end of each calendar quarter.  Notification of any account established during the quarter by a Supervised Person or his/her Affiliated Person should be made using this quarterly form

B.
An annual report form regarding all Reportable Securities, as defined below, held by the Supervised Person and all of his/her Affiliated Persons, as of December 31st of each year, or such other date as the Chief Compliance Officer, in her discretion, selects. The report must be submitted within 45 days of December 31st or other selected date.

2.
Each new Supervised Person of the Firm must submit to the Firm’s Chief Compliance Officer an initial report disclosing all reportable securities held by the Supervised Person and all of his/her Affiliated Persons. The report must be submitted within 10 days after such Person’s relationship with the Firm commences.

3.	All reports submitted by a Supervised Person shall contain at least the information required by the Act and the Investment Company Act.

4.	“Reportable transactions” are all transactions in securities except:

A.	Transactions in accounts over which a person has no direct or indirect influence or control.

B.	Transactions effected pursuant to an automatic investment plan (such as a dividend reinvestment plan).

C.	Transactions in non-Reportable Securities.

5.	“Reportable securities” are all securities except:

A.	Direct obligations of the Government of the United States.

B.	Bankers’ acceptances.

C.	Bank certificates of deposit.

D.	Commercial paper and high quality short-term debt instruments, including repurchase agreements.

E.	Shares issued by registered open-end investment companies (mutual funds) that are not Reportable Funds, defined in footnote 4.

F.
Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies that are not Reportable Funds. (This relates to annuities.) However, this exclusion will not apply so long as the Firm manages a registered investment company or a series thereof.

F. Policy on Insider Trading

The Firm prohibits any Supervised Person from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as “insider trading.” Any questions regarding this policy should be referred to the Firm’s Chief Compliance Officer.

The term “insider trading” is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider on the basis of material non-public information;

•
trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,

•	communicating material non-public information to others.

Who is an Insider?

The term “insider” is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship with the company and, as a result, is given access to information that is intended to be used solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a client company it advises or for which it performs other services. If a client company expects the Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Firm and its Supervised Persons who have knowledge of such information will be considered insiders.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information that a reasonable investor would consider important in making their investment decisions, or information that is likely to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business. Information that Supervised Persons of the Firm should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted; and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the Supervised Persons of the Firm in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

A.           Identify Insider Information

Before trading or making investment recommendations for any account on the basis of information about a company that is not generally available to the public, a Supervised Person of the Firm should ask himself or herself the following questions:

1.
Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

2.
Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace, such as by being published in publications of general circulation?

B.           Report to Chief Compliance Officer

If, after consideration of the above, the Supervised Person has further questions as to whether the information is material and non-public, the following procedures shall be followed:

1.
The Supervised Person shall report the matter immediately to the Firm’s Chief Compliance Officer, who shall advise the Supervised Person as to the proper course of action to take after review of the matter.

2.
Pending receipt of the advice of the Firm’s Chief Compliance Officer, the Supervised Person shall not purchase, sell or recommend securities on behalf of himself or herself or others, including accounts managed by the Firm.

3.
The Supervised Person shall not communicate the information inside or outside the Firm other than to the Firm’s Chief Compliance Officer, unless and until the Chief Compliance Officer permits it. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and kept in a secure storage space.

G. Sanctions

Upon discovering a violation of the Code of Ethics, the Chief Compliance Officer, in consultation with senior management, may impose such sanctions as she deems appropriate, including reversal of a transaction, sale of a position at a loss, disgorgement of profits, a letter of censure and/or suspension or termination of employment.

H. Educational Meetings

The Firm will hold periodic educational meetings for all Supervised Persons to assist them in better understanding their obligations under this Code of Ethics.

The Chief Compliance Officer will also meet with new Supervised Persons to review the provisions of this Code of Ethics.

I. Administration

1.
The Chief Compliance Officer shall ensure that each Supervised Person provides personal securities reports, annual reports and, where applicable, initial reports, as set forth in section E.  She shall review such reports to assess compliance with the policies of this Code of Ethics with respect to personal securities transactions and holdings.

2.
The Chief Compliance Officer shall keep all records in connection with this Code of Ethics in accordance with the Act and the Investment Company Act, including: (i) a list of the Firm’s Supervised Persons, (ii) reports, information and requests submitted by or with respect to Supervised Persons and Affiliated Persons and (iii) documentation of violations of this Code of Ethics and actions taken or responses given by the Chief Compliance Officer under this Code of Ethics, in accordance with this Code of Ethics and the requirements of the Act and the rules promulgated under the Act.  The Chief Compliance Officer shall maintain file copies of all quarterly, annual and initial reports at the principal office of the Firm.

3.
The Chief Compliance Officer shall review, no less frequently than annually, the adequacy of this Code of Ethics, and the policies and procedures described herein, as well as the effectiveness of the implementation thereof, and shall maintain records evidencing the conduct of such review.  During the course of her review, the Chief Compliance Officer shall consider any compliance matters that arose during the previous year, any changes in the business activities of the Firm, and any changes in the Act or the related rules that might suggest a need to revise this Code of Ethics.

4.
The Firm shall review, no less frequently than annually, the adequacy of the policies and procedures established by this Code of Ethics and the effectiveness of the implementation thereof, including the effectiveness of the Chief Compliance Officer in implementing such policies and procedures and monitoring compliance therewith, and shall maintain records evidencing the conduct of such review.

ACKNOWLEDGEMENT

By affixing my signature below, I acknowledge that I have read and understood the Grisanti Brown & Partners LLC Code of Ethics and Policy on Insider Trading dated April 2006 As Revised July 2007 & October 2009, and agree that I will comply with it in all respects.

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